Exhibit 4.7

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

This section summarizes certain information regarding the ordinary shares, NIS 0.10 par value per share (the “Ordinary Shares”) of G. Willi-Food International Ltd. (the “Company”). The Ordinary Shares constitute the only class of the Company’s securities that is registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following descriptions of our Ordinary  Shares and provisions of our memorandum of association, as amended (the “Memorandum”), and our articles of association, as amended (the “Articles”), are summaries and do not purport to be complete and are qualified by refence to the Articles, which are filed with the Securities and Exchange Commission as an exhibit to our annual report on Form 20-F.

Purposes and Objects of the Company

We are an Israeli public company registered under the Israeli Companies Law as G. Willi-Food International Ltd., registration number 52-004320-9.

On March 20, 2014, shareholders approved an amendment to Article 6 of our Articles changing the objectives of the Company from engaging in importing, exporting and marketing of products and other commodities to engaging in any lawful activity. Our Board of Directors is empowered to embark on or withdraw from any business in which we deal. Under our Articles, our Board of Directors is entitled to donate reasonable amounts to worthy causes, even if such donation is not within the framework of our business considerations.

The Powers of Directors

The powers of a director to vote on a proposal, arrangement or contract in which such director is materially interested is limited by the relevant provisions of the Israeli Companies Law. In addition, the power of the directors to vote compensation to themselves or any members of their body requires the approval of the Compensation Committee, the Board of Directors and, unless approved in accordance with Article 1B(5) of the Israeli Companies Regulations (Relief with Respect to Transactions with Interested Parties), 2000, the shareholders at a general meeting. Compensation and indemnification of expenses of external directors must be in accordance with the applicable provisions of the Israeli Companies Law.

The Israeli Companies Law and our Articles require that a director or office holder (as defined in the Israeli Companies Law) promptly disclose, either at a Board meeting or by way of a general notice, any personal interest that he or she may have and all related material information know to him or her in connection with any existing or proposed transaction by the Company. In addition, if the transaction is an extraordinary transaction (as defined in the Israeli Companies Law), the member of the Board of Directors or office holder, must also disclose any personal interest held by his or her spouse, siblings, parents, grandparents, descendants, spouse’s descendants and the spouses of any of the foregoing.

Once the director or office holder complies with the above disclosure requirements, the Company may approve the transaction in accordance with the provisions of the Articles.  If the transaction is with a third party in which the member of the Board of Directors or office holder has a potential interest, the approval must confirm that the transaction is not adverse to the Company’s interest.  Furthermore, if the transaction is an extraordinary transaction, then, in addition to any approval stipulated by the Articles, it also must be approved by the Audit Committee and then by the Board of Directors, and, under certain circumstances, by a meeting of the shareholders of the Company.

Directors with respect to whom the foregoing matters are brought for Board of Directors or Audit Committee approval are not entitled to be present during discussions of, nor to participate in the vote for approval of, such matters at Board and/or Audit Committee meetings, unless a majority of Audit Committee or Board members, as the case may be, have a personal interest in such matter or the matter involves non-extraordinary transactions between the Company and either a director or a third party in which a director has a personal interest. The Israeli Companies Law further provides that in the event that a majority of Board members have a personal interest in such a matter, shareholder approval is also required.

The Articles provide that the Board of Directors, subject to the Israeli Companies Law, may, at its discretion from time to time in accordance with the needs of the Company, make decisions to borrow and/or obtain credit facilities in any amount and to secure the repayment thereof either by mortgage, charge or other security on the Company’s undertakings or on its property, in whole or in part (both existing and future) including the share capital of the Company which is, at the time, uncalled.

Subject to applicable provisions of the Israeli Companies Law regarding matters that the Board of Directors may not delegate to a committee or matters for which a committee may only make recommendation to the Board of Directors, the Board of Directors may delegate its powers to committees consisting of at least three directors, including at least one External Director. A resolution passed or an action taken by a directors’ committee has the same validity as a resolution passed or an action taken by the Board of Directors, unless otherwise specifically expressed in the resolution of the Board of Directors that established said committee.

Rights Attached to Shares

The Company is authorized to issue 49,893,520 Ordinary Shares, par value NIS 0.10 and 106,480 Preferred Shares, par value NIS 0.10, each ranking pari passu. The Company may alter the share capital of the Company in accordance with the provisions of the Israeli Companies Law and the Articles. The rights attached to the Company’s Ordinary Shares are as follows:

Dividend Rights

Holders of Ordinary Shares are entitled to participate pari passu with all other shareholders of the Company’s Ordinary Shares in any distribution of a dividend, whether in cash, assets, or in any other legal form, declared, as well as the right to participate pari passu with all other holders of our Ordinary Shares in the distribution of bonus shares resolved by the Company. The Articles note that a shareholder shall not be entitled to receive a dividend or bonus shares as above, and shall not be entitled to exercise any right as a shareholder unless he has paid in full all notices of call delivered to him, together with linkage differences, interest and expenses owed, as applicable, on calls which have not been paid by him on time.

Voting Rights

Holders of Ordinary Shares of the Company have the right to receive notices of general meetings of the Company, to be present, and to participate and vote therein. Each holder of Ordinary Shares in the Company has the right to one vote per share in the general meetings of the Company on all matters submitted to a vote of shareholders. A shareholder may vote in person, via proxy, or by means of a written form (“Voting Instrument”) described in the Articles. Any resolution of the Company in a general meeting shall be deemed duly passed if passed by a simple majority of registered shareholders present and voting, unless a different majority is required by the Israeli Companies Law or the Articles.

Under the Articles, the directors (who are not external directors) are elected annually by the registered shareholders at the annual meeting. Such directors hold office until the conclusion of the next annual meeting or until their earlier removal or resignation. In addition, at least two external directors who comply with the qualifications described in the Israeli Companies Law must serve on the Board of Directors. External directors are appointed by a majority vote at a general meeting, provided that: (i) the majority vote includes at least a majority of the shares of non-controlling shareholders who do not have a personal interest in the appointment (excluding a personal interest not resulting from the shareholder's relation with the controlling shareholder), as described in the Israeli Companies Law, voted at the meeting, with abstentions not taken into consideration in calculating the total number of the non-controlling shareholders, and (ii) the total number of shares of such non-controlling shareholders referred to in clause (1) voting against the resolution appointing an external director is not more than two percent (2%) of the overall voting rights in the Company. External directors are appointed for a term of three years and their office may be extended by a resolution of the general meeting for an additional two three-year terms. An external director may be removed from office only in accordance with the relevant provisions of the Israeli Companies Law.

If no directors are elected at an annual meeting, then the persons who served as directors immediately prior to the annual meeting will continue to serve as directors unless otherwise determined by the annual meeting or by the Board of Directors. A director who has ceased to serve in office is eligible for reelection. The Board of Directors has the power to appoint additional directors to fill a vacancy, so long as the number of directors will not exceed a number of directors approved at a general meeting. Any director so appointed will hold office until the conclusion of the next annual meeting unless he is removed or resigns earlier.

Rights in the Company’s Profits

The shareholders of the Company have the right to share in the Company’s profits distributed as a dividend and any other permitted distribution.

Rights in the Event of Liquidation

Holders of Ordinary Shares are entitled to receive any return of capital, pari passu, with all other ordinary shareholders, upon the dissolution of the Company. Holders of Ordinary Shares are also entitled to participate, pari passu, with all other ordinary shareholders in the distribution of the surplus of the Company’s assets available for distribution in the event of dissolution of the Company which remain after the Company has paid the holders of Ordinary Shares all amounts payable as return of capital.

Liability to Further Capital Calls by the Company

If the terms of allotment of any shares of the Company do not specify a particular date for the payment of all of the consideration which is to be paid therefore, or any part thereof, our Board of Directors may, from time to time, as it deems fit, make calls on the shareholders in respect of the amounts not yet paid for their shares, whether on account of the par value of the shares or on the account of the premium, and each shareholder shall be obligated to pay the Company the amount so demanded from him not later than the date of payment set forth in the notice containing the call.  Shareholders shall be given prior notice of at least fourteen days in respect of any call.  In the event that amounts set forth in the call have not been paid in whole or in part as of the date of payment set forth in the call, the shareholders shall be obligated to pay linkage differences or interest (or both) on the outstanding amounts, as determined by the Board of Directors.

Changing Rights Attached to Shares

Under the Articles, the Company may, by resolution of a general meeting, vary the rights attached to any class of shares on the Company’s stamp or its printed name (unless otherwise determined in the terms of issue of the shares of such class), after obtaining the written consent of the holders of the majority of the issued shares of said class or with the approval of a resolution duly passed at a class meeting of the holders of such class of shares.

Trading of the Ordinary Shares

Our Ordinary Shares are traded on the Nasdaq Capital Market.

Annual and Special Meetings

The Board of Directors must convene an annual meeting at least once every calendar year, within fifteen months of the preceding general meeting, at a place prescribed by the Board so long as it is in the State of Israel. Per the Articles and subject to the provisions of the Israeli Companies Law, notices to shareholders regarding the convocation of a general meeting are to be published in two daily Hebrew language newspapers circulated in Israel. Notice need not be served to our shareholders on an individual basis.

The Board of Directors will convene a special meeting upon receipt of a written request from either (i) two directors or 25% of the total number of directors; (ii) one or more shareholders holding at least 5% of the issued share capital and at least 1% of the shareholders’ voting power; or (iii) one or more shareholders holding no less than 5% of the Company’s issued voting shares. If the Board is required to convene a special meeting, it shall convene it at a time which is at least 21 days, but not longer than 35 days after the date of the notice of convening such meeting. In the event that the Board of Directors does not convene a special meeting within the timeframe set forth above, those that submitted the request for such meeting, or part of them representing more than one-half of the voting rights of all of them, may convene the special meeting themselves, provided that such meeting is held within three months of the time when the special meeting was requested.

Limitations on the Rights to Own Securities

The Articles do not place limitations on the rights to own securities.  Under the Articles no limitations apply to the transfer of shares in the Company and the number of shareholders is unlimited.

Changes in the Company’s Capital

Changes in the capital of the Company are subject to the approval by ordinary majority of the shareholders at a general meeting, Shareholders may resolve to increase the authorized share capital; consolidate our share capital and divide it into shares of greater value than existing shares; divide existing shares into shares of lesser value; cancel any authorized share capital which has not yet been allotted (provided there is no undertaking to allot such share capital); or reduce the capital by way of a distribution if such distribution has been approved by a court, in accordance with the relevant provisions of the Israeli Companies Law. If the shareholders resolve to increase the share capital, the new shares will be subject to the same provisions applicable to the shares of the original capital.

Neither the Memorandum nor the Articles of the Company nor the laws of the State of Israel restrict in any way the ownership or voting of Ordinary Shares by non-residents of Israel, except with respect to citizens of countries which are in a state of war with Israel.